Exhibit 23.3

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

February 14, 2017

Evolution Petroleum Corporation
1155 Dairy Ashford Road
Suite 425
Houston, Texas 77079

Ladies and Gentlemen:

As independent oil and gas consultant, we hereby consent to the use of the name, DeGolyer and MacNaughton and the incorporation by reference in the Registration Statement on the Form S-8 of Evolution Petroleum Corporation, and as referenced in the Annual Report on Form 10-K for the year ended June 30, 2016, of Evolution Petroleum Corporation, filed on September 9, 2016, of information from our letter report dated August 25, 2016, and our "Report as of June 30, 2016 on Reserves and Revenue of Certain Properties owned by Evolution Petroleum Corporation" with respect to the reserves of Evolution Petroleum Corporation as of June 30, 2010, through June 30, 2016.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716